Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended, and presents the pro forma effects of the acquisition (such transaction, the “Acquisition”) principally by HOPE Therapeutics, Inc., a Delaware corporation (“Hope”), a wholly-owned subsidiary of NRx Pharmaceuticals (“NRX”, or the “Company”), of Dura Medical, LLC, a Florida limited liability company (“Dura”) completed as of September 8, 2025 (“Closing Date”).

Introduction

On September 8, 2025, NRX, principally through its subsidiary HOPE, completed its previously announced acquisition of Dura. The acquisition of Dura was effectuated pursuant to the terms and conditions of the Membership Interest Purchase and Contribution Agreement (the “Dura Purchase Agreement”), dated March 29, 2025 by and among the Company’s subsidiaries named therein, Dura, and Stephen Durand, CRNA, APRN. The closing follows the Company’s receipt of final regulatory clearance from Florida’s Agency for Health Care Administration.

As set forth in and pursuant to the terms of the Dura Purchase Agreement, the Company purchased all of the outstanding membership interests in Dura for a combination of cash, membership interests in HTX Management Company LLC, a Delaware limited liability company and wholly owned subsidiary of Hope (“HTX”) (which are convertible into shares of Hope on a one-for-one basis at the discretion of the holder), contingent earn-out payments based on future performance metrics, and post-closing adjustments. The Dura Purchase Agreement also includes customary representations and warranties, indemnification provisions, and restrictive covenants including non-competition and non-solicitation clauses.

The Acquisition has been accounted for in the unaudited pro forma condensed combined balance sheet as of June 30, 2025 as if the Acquisition had occurred on June 30, 2025 and in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025, and the year ended December 31, 2024, as if the Acquisition had occurred on January 1, 2024.

The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the Acquisition or the costs to achieve any synergies.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only, in accordance with Article 11 of Regulation S-X, and are not intended to represent or to be indicative of the income or financial position that the Company would have reported had the Acquisition been completed as of the dates set forth in the unaudited pro forma condensed combined financial statements due to various factors. The unaudited pro forma condensed combined balance sheet does not purport to represent the future financial position of the Company and the unaudited pro forma condensed combined statements of operations do not purport to represent the future results of operations of the Company.

The unaudited pro forma condensed combined financial statements reflect management’s preliminary estimates of the fair value of purchase consideration and the fair values of tangible and intangible assets acquired and liabilities assumed in the Acquisition. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the fair value of consideration transferred and fair values of assets acquired and liabilities assumed, the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma condensed combined financial statements.

This unaudited pro forma combined financial information was based on and should be read in conjunction with:

●    The Company’s historical consolidated financial statements and accompanying notes in its Form 10-Q for the six months ended June 30, 2025;

●    The Company’s historical consolidated financial statements and accompanying notes in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

●    The audited financial statements of Dura as of and for the year ended December 31, 2024;

●    The unaudited financial statements of Dura as of June 30, 2025 and December 31, 2024 and for the six months ended June 30, 2025.

The unaudited pro forma combined financial statements are for illustrative purposes only and are not necessarily indicative of the financial results that would have occurred if the Acquisition had been consummated on the dates indicated, nor is it necessarily indicative of the financial position or results of operations in the future. The pro forma adjustments, as described in the accompanying notes, are based upon available information and certain assumptions that are believed to be reasonable as of the date of this document. The unaudited pro forma combined financial information includes certain non-recurring transaction-related adjustments, as discussed in the accompanying notes.

The unaudited pro forma adjustments are based on available information and certain assumptions that management believes are reasonable under the circumstances. The unaudited pro forma combined financial information is presented for informational purposes only, and is not intended to be a projection of future results. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma combined financial information.

NRX PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2025

(In Thousands, Except Par Value and Share Amounts)

NRX	Dura	Transaction Accounting Adjustments	Pro Forma Combined
Net patient service revenue	$-	$2,019	$-	$2,019

Operating expense:
Cost of patient services	-	1,226	1,226
Selling, general and administrative expenses	5,686	533	-	6,219
Research and development	1,791	-	-	1,791
Depreciation and amortization expense	-	18	356	(B)	374
Settlement (income) expense	100	-	-	100
Total operating expenses	7,577	1,777	356	9,710
Loss from operations	(7,577)	242	(356)	(7,691)
Other (income) expense:
Interest income	(6)	(4)	-	(10)
Change in fair value of convertible notes payable	6,530	-	-	6,530
Change in fair value of warrant liabilities	3,518	-	-	3,518
Loss on issuance of Registered Direct Offering	729	-	-	729
Loss on Consideration Shares and Warrants	1,277	-	-	1,277
Loss on convertible note redemptions	3,467	-	-	3,467
Total other (income) expense	15,515	(4)	-	15,511
Net loss	$(23,092)	$246	$(356)	$(23,202)
Net loss per share:
Basic and diluted	$(1.34)	$-	$-	$(1.35)
Weighted average common shares outstanding:
Basic and diluted(1)	17,176,339	-	-	17,176,339

(1)   No pro forma adjustment was made to weighted average shares outstanding because HTX Class A Units issued as part of consideration are subject to vesting and are not currently converted into Hope shares.

NRX PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(In Thousands, Except Par Value and Share Amounts)

	NRX	Dura	Transaction Accounting Adjustments		Pro Forma Combined
Net patient service revenue	$-	$3,261	$-		$3,261

Operating expense:
Cost of patient services	-	1,955	-		1,955
Selling, general and administrative expenses	13,500	782	52	(C)	14,334
Research and development	6,199	-	-		6,199
Depreciation and amortization expense	5	34	712	(B)	751
Settlement (income) expense	(1,202)	-	-		(1,202)
Total operating expenses	18,502	2,771	764		22,037
Loss from operations	(18,502)	490	(764)		(18,776)
Other (income) expense:
Interest income	(44)	(16)	-		(60)
Interest expense	230	-	-		230
Change in fair value of convertible notes payable	2,654	-	-		2,654
Change in fair value of warrant liabilities	1,657	-	-		1,657
Convertible note default penalty	849	-	-		849
Loss on convertible note redemptions	1,278	-	-		1,278
Total other (income) expense	6,624	(16)	-		6,608
Net loss	$(25,126)	$506	$(764)		$(25,384)
Net loss per share:
Basic and diluted	$(2.36)	$-	$-		$(2.38)
Weighted average common shares outstanding:
Basic and diluted(1)	10,644,461	-	-		10,644,461

(1)   No pro forma adjustment was made to weighted average shares outstanding because HTX Class A Units issued as part of consideration are subject to vesting and are not currently converted into Hope shares.

NRX PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2025

(In Thousands, Except Par Value and Share Amounts)

	NRX	Dura	Transaction Accounting Adjustments	Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$2,910	$687	$(3,262)	$335
Accounts receivable, net	-	197	-	197
Prepaid expense and other current assets	1,680	14	-	1,694
Total current assets	4,590	898	(3,262)	2,226
Other assets	248	8		256
Furniture and equipment, net	-	75	-	75
Right-of-use asset	-	375	-	375
Right-of-use asset - related party	-	177	-	177
Intangible assets, net	-	-	1,801	1,801
Goodwill	-	-	693	693
Total assets	$4,838	$1,533	$(768)	$5,603
LIABILITIES AND (DEFICIT) EQUITY
Current liabilities:
Accrued clinical site costs	$351	$-	$-	$351
Convertible note payable and accrued interest, current	9,854	-	-	9,854
Insurance loan payable	378	-	-	378
Warrant liabilities	16,266	-	-	16,266
Accounts payable and accrued expenses	13,604	209	-	13,813
Operating lease liability	-	72	-	72
Operating lease liability - related party	-	67	-	67
Total current liabilities	40,453	348	-	40,801
Operating lease liability, non-current	-	307	-	307
Operating lease liability - related party, non-current	-	110	-	110
Convertible note payable and accrued interest, long term	-	-	-	-
Total liabilities	40,453	765	-	41,218

Stockholders’ deficit:
Preferred stock	-	-	-	-
Series A convertible preferred stock	-	-	-	-
Common stock	19	-	-	19
Additional paid-in capital	265,731	-	-	265,731
Accumulated deficit	(301,365)	-	-	(301,365)
Member's equity	-	768	(768)	-
Total (deficit) equity	(35,615)	768	(768)	(35,615)
Total liabilities and (deficit) equity	$4,838	$1,533	$(768)	$5,603

NRX PHARMACEUTICALS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Accounting for the Acquisition

The Acquisition was accounted for as a business combination using the acquisition method with NRX as the accounting acquirer in accordance with Accounting Standards Codification Topic 805 (“ASC 805”), Business Combinations. Under ASC 805, assets acquired and liabilities assumed in a business combination are to be recognized and measured at their estimated acquisition date fair value.

Note 2 - Basis of Pro Forma Presentation

Basis of Preparation of the Pro Forma Information

The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if it had occurred on June 30, 2025. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the period ended December 31, 2024 give effect to the Acquisition as if the Acquisition had occurred on January 1, 2024.

These unaudited pro forma combined financial statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions described below. The unaudited pro forma combined financial statements are not necessarily indicative of what the actual results of operations or financial position of the Company would have been if the Acquisition had in fact occurred on the dates or for the periods indicated, nor does it purport to project the results of operations or financial position of the Company for any future periods or as of any date. The unaudited pro forma combined financial statement does not give effect to any cost savings, operating synergies, and revenue enhancements expected to result from the transactions or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

The unaudited pro forma combined financial statements include material estimates and assumptions related to purchase price accounting for the Acquisition and the fair value estimate of the purchase consideration, as discussed further below.

The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of the Company and historical financial statement and related notes of Dura. The unaudited pro forma condensed combined statement of operations for the period ended December 31, 2024 includes acquisition adjustment for certain non-recurring item, including the estimated acquisition-related expense included in Notes 5.C. below.

Accounting for the Acquisition

The Acquisition has been accounted for as a business combination under the acquisition method of accounting in accordance with ASC 805. NRX is considered the accounting acquirer based on an evaluation of the facts and circumstances, including:

●    Governance and Control: NRX retained control of the board of directors and appointed the majority of executive officers of the combined company.

●    Voting Rights: NRX’s existing shareholders continue to hold voting control through NRX common stock.

●    Operational Control: NRX directs the day-to-day operations, financial reporting, and strategic decision-making of the combined entity.

●    Legal Structure: The transaction was structured as a membership interest purchase executed through NRX’s wholly owned subsidiary, HOPE, together with HTX, a wholly owned subsidiary of HOPE. Following the transaction, NRX continues to operate as the SEC registrant and public company.

As the accounting acquirer, NRX has recorded the assets acquired and liabilities assumed of Dura at their estimated fair values as of the acquisition date. The excess of the purchase consideration over the fair value of net assets acquired, if any, is recorded as goodwill.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting and is based on the historical financial statements of NRX and Dura. The acquisition method of accounting is based on ASC 805, with the Company as the accounting acquirer, and uses the fair value concepts defined in ASC 820, Fair Value Measurement.

ASC 805 requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the Acquisition is completed.

ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, NRX may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect NRX’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded, as of the completion of the Acquisition, primarily at their respective fair values, with the excess of the purchase consideration over the fair value of Dura’s net assets, allocated to goodwill, if any, and added to those of NRX. Financial statements and reported results of operations of NRX issued after completion of the Acquisition will reflect these values and will not be retroactively restated to reflect the historical financial position or results of operations of Dura. The pro forma allocation of purchase consideration and the related fair value of the purchase consideration presented in the unaudited pro forma combined financial information is preliminary and subject to change. The final purchase price allocation will be determined during the measurement period and may differ materially from the amounts reflected in the pro forma information. In accordance with ASC 805, the final allocation will be completed as soon as practicable, but no later than one year after the closing date.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred.

The unaudited pro forma combined financial statements do not include any adjustments to the realization of any costs (or cost savings) from operating efficiencies, synergies, or other restructuring activities that might result from the Dura Acquisition. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that the Company believes are reasonable under the circumstances.

The unaudited pro forma combined financial information is presented for informational purposes only and does not necessarily indicate the financial results of the combined company had the companies been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company.

These unaudited pro forma combined financial statements are presented based on accounting principles generally accepted in the United States of America (“U.S. GAAP”). The historical financial statements of NRX and Dura were prepared in accordance with U.S. GAAP.

Note 3 – Accounting Policies and Reclassifications

Upon consummation of the  Acquisition, the Company performed a comprehensive review of the two entities’ accounting policies. Based on its analysis, the Company did not identify any differences that would have a material impact on the unaudited pro forma combined financial information. As a result, the unaudited pro forma combined financial information does not assume any differences in accounting policies.

Note 4 – Preliminary Purchase Consideration and Purchase Price Allocation

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2025 are as follows:

(A)    Transaction and Estimated Purchase Consideration

The preliminary fair value of the consideration transferred was $3.3 million, consisting of cash consideration (subject to customary closing adjustments).

The aggregate consideration payable for the acquired interests also included the issuance of 6,188 Class A Units of HTX as rollover equity, and contingent payments of up to $3,000,000. The 6,188 Class A Units of HTX vest in equal annual installments over a three-year period following the effective date, subject to the continued employment of Dura member. In accordance with ASC 805 and ASC 718 Compensation—Stock Compensation, the issuance of the 6,188 Class A Units of HTX, which are subject to conditional vesting, and the contingent consideration of up to $3,000,000 payable over three years based on specified EBITDA performance targets were determined to represent post-employment compensation and are excluded from the purchase price consideration. These amounts will be recognized as compensation expense in future periods as the related services are rendered.

The Company recorded all tangible and identifiable intangible assets acquired and liabilities assumed at their preliminary estimated fair values as of the acquisition date. The total estimated purchase consideration was $3.3 million. The following represents the allocation of the estimated purchase consideration as if the transaction had occurred on June 30, 2025:

Preliminary Amount Recognized as of the Acquisition Date (In Thousands)
Assets assumed
Cash and cash equivalents	$687
Accounts receivable, net	197
Prepaid expenses and deposits	14
Furniture and equipment, net	75
Right-of-use asset	375
Right-of-use asset - related party	177
Other assets	8
Trade name and trademarks	669
Customer relationship	605
Non-compete agreement	527
Goodwill	693
Total assets acquired	$4,027
Liabilities assumed
Accounts payable and accrued expenses	$(16)
Accrued salaries and benefits	(193)
Operating lease liability	(72)
Operating lease liability - related party	(67)
Operating lease liability, non-current	(307)
Operating lease liability - related party, non-current	(110)
Total liabilities assumed	$(765)
Net assets acquired	$3,262

The Company has identified trade name and trademarks, customer relationships and non-compete agreement as intangible assets acquired in the business combination. Trade name and trademarks was recognized based on its distinct branding and expected contribution to future revenues. Customer relationships represents the value of established patient relationships and referral sources. Non-compete agreements was arising from restrictive covenants in the purchase agreement. Each of the intangible assets are finite lived intangible assets. Trade name was assigned a useful life of 8 years, customer relationship was assigned a useful life of 3 years and non-compete agreement was assigned a useful life of 5 years.

The Acquisition was recorded as a business combination on a preliminary valuation of assets acquired and liabilities assumed at their acquisition date fair values using unobservable inputs that are supported by little or no market activity and are significant to their fair value of the assets and liabilities (“Level 3” inputs). We expect to complete our purchase price allocation, as well as our fair value estimate of the purchase price consideration as soon as reasonably possible, not to exceed one year from the acquisition date. Adjustments to the preliminary purchase price allocation could be material. Goodwill and intangible assets represent the excess of the purchase price consideration over the preliminary valuation of the net assets acquired.

Note 5 – Transaction Accounting Adjustments to Unaudited Pro Forma Combined Statements

The transaction accounting adjustments included in the unaudited condensed combined pro forma statements of operations for the six months ended June 30, 2025 and the year ended December 31, 2024 are as follows:

(B)    Represents pro forma adjustment for the amortization expense of $356 thousand for the six months ended June 30, 2025, and $712 thousand for the year ended December 31, 2024, which was recorded based on the estimated useful lives of acquired intangible assets.

(C)    Represents pro forma adjustment for $52 thousand related to a finder’s fee incurred and earned upon closing of the Acquisition. This amount is reflected in the year ended December 31, 2024 and is considered non-recurring. No adjustment was made for the six months ended June 30, 2025 as the fee was fully recognized at closing.